                                                                     EXHIBIT 3.7



                           FIBER GLASS SYSTEMS, L.P.


                         (A Texas Limited Partnership)



                         LIMITED PARTNERSHIP AGREEMENT




              THESE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED
              ----------------------------------------------------
               UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR
               -------------------------------------------------
             PURSUANT TO THE PROVISIONS OF ANY STATE SECURITIES ACT
             ------------------------------------------------------



                 CERTAIN RESTRICTIONS ON TRANSFERS OF INTERESTS
                 ----------------------------------------------
                              ARE SET FORTH HEREIN
                              --------------------

                               TABLE OF CONTENTS
                               -----------------


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                                                                                                                      Page
                                                                                                                      ----

ARTICLE 1. Definitions............................................................................................      1

ARTICLE 2. Organization...........................................................................................      4

         Section 2.1       Formation..............................................................................      4
         Section 2.2       Name, Place of Business and Office.....................................................      5
         Section 2.3       Purposes and Character of Business; Powers.............................................      5
         Section 2.4       Term...................................................................................      5

ARTICLE 3. Partnership Capital....................................................................................      6

         Section 3.1       Initial Capital Contributions of the Partners..........................................      6
         Section 3.2       Additional Capital Contributions of the Partners.......................................      6
         Section 3.3       Partnership Capital....................................................................      6
         Section 3.4       Liability of Partners..................................................................      6
         Section 3.5       Loans by Partners......................................................................      7
         Section 3.6       Capital Accounts.......................................................................      7
         Section 3.7       Sharing Ratios.........................................................................      8
         Section 3.8       No Right to Priority of Return of Capital..............................................      8

ARTICLE 4. Rights, Powers and Duties of the General Partner.......................................................      8

         Section 4.1       Management and Control of the Partnership..............................................      8
         Section 4.2       Authority of the General Partner......................................................      10
         Section 4.3       Restrictions on the Authority of the General Partner..................................      10
         Section 4.4       Reimbursement of Expenses and No Compensation of the General Partner..................      10
         Section 4.5       Devotion of Time......................................................................      11
         Section 4.6       Indemnification of the General Partner and Officers...................................      11
         Section 4.7       Management by Limited Partner.........................................................      11
         Section 4.8       Rights of Competition.................................................................      11
         Section 4.9       Transactions with Related Parties.....................................................      12

ARTICLE 5. Distributions and Allocations.........................................................................      12

         Section 5.1       Distributions.........................................................................      12
         Section 5.2       Allocations of Profits and Losses.....................................................      12
         Section 5.3       Compliance with Code..................................................................      15
         Section 5.4       Allocations upon Transfer of Partnership Interest.....................................      15

ARTICLE 6. Transferability of Partner's Interest.................................................................      16

         Section 6.1       Restrictions on Transfer of Interest of a Partner.....................................      16
         Section 6.2       Assignees.............................................................................      16
         Section 6.3       Substituted Partners..................................................................      17

ARTICLE 7. Officers..............................................................................................      17

         Section 7.1       Number................................................................................      17
         Section 7.2       General Duties........................................................................      17
         Section 7.3       Election, Term of Office and Qualifications...........................................      18
         Section 7.4       Removal...............................................................................      18
         Section 7.5       Resignation...........................................................................      18
         Section 7.6       Vacancies.............................................................................      18
         Section 7.7       The President and Chief Executive Officer.............................................      18
         Section 7.8       The Vice Presidents...................................................................      18
         Section 7.9       The Secretary.........................................................................      19
         Section 7.10      The Treasurer.........................................................................      19
         Section 7.11      Indemnification.......................................................................      19

ARTICLE 8. Books and Records; Accounting; Reporting; Tax Elections; Etc..........................................      19

         Section 8.1       Books and Records.....................................................................      19
         Section 8.2       Accounting Basis for Tax Reporting Purposes; Fiscal Year..............................      20
         Section 8.3       Reports...............................................................................      20

ARTICLE 9. Dissolution, Liquidation and Termination of the Partnership...........................................      20

         Section 9.1       Events Causing Dissolution............................................................      20
         Section 9.2       Liquidation; Sale of Substantially all of the Assets..................................      21
         Section 9.3       Distributions in Kind.................................................................      21

ARTICLE 10. Power of Attorney....................................................................................      22

         Section 10.1      Appointment of the General Partner as Attorney-in-Fact................................      22

ARTICLE 11. Miscellaneous Provisions.............................................................................      23

         Section 11.1      Address for Notices...................................................................      23
         Section 11.2      Additional Documents and Acts.........................................................      23
         Section 11.3      Assumed Name..........................................................................      23
         Section 11.4      Qualification in Foreign Jurisdictions................................................      23
         Section 11.5      Applicable Law........................................................................      23
         Section 11.6      Waiver of Action for Partition by Partners............................................      23
         Section 11.7      Creditors Not Benefitted..............................................................      24
         Section 11.8      Numbers and Gender....................................................................      24
         Section 11.9      Binding Effect........................................................................      24
         Section 11.10     Entire Agreement......................................................................      24

         Section 11.11     Place of Performance..................................................................      24
         Section 11.12     Amendment.............................................................................      24
         Section 11.13     Severability..........................................................................      24
         Section 11.14     Sections..............................................................................      25
         Section 11.15     Captions..............................................................................      25
         Section 11.16     No Waiver.............................................................................      25
         Section 11.17     Additional Remedies...................................................................      25
         Section 11.18     U.S. Dollars..........................................................................      25
         Section 11.19     Approvals.............................................................................      25
         Section 11.20     Counterparts..........................................................................      25

Schedule 1    Names, Addresses and Sharing Ratios of the Partners

                           FIBER GLASS SYSTEMS, L.P.

                         LIMITED PARTNERSHIP AGREEMENT

     This Limited Partnership Agreement of Fiber Glass Systems, L.P. dated effective as of the 1st day of August, 1997, is made and entered into by and among Tubo-FGS, Inc., a Delaware corporation, as General Partner and FGS Acquisition Corp., a Texas corporation as successor in merger to Fiber Glass Systems, Inc., as Limited Partner.

     WHEREAS, the parties hereto desire to enter into this Limited Partnership Agreement and to form a limited partnership under the laws of the State of Texas.

     NOW, THEREFORE, in consideration of the mutual promises made herein, the parties, intending to be legally bound, hereby agree as follows:

                                  ARTICLE 1.
                                  Definitions

     The definitions used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 1.
                                              ---------

     1.   "Act" means the Texas Revised Limited Partnership Act, as amended from
           ---
time to time.

     2.   "Additional Capital Contribution" means, as to any Partner, any amount
           -------------------------------
contributed, required to be contributed or deemed to be contributed to the capital of the Partnership by the Partner pursuant to Section 3.2.
                                                      -----------

     3.   "Adjusted Capital Account Deficit" means, with respect to any Partner,
           --------------------------------
the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (a) Credit to such Capital Account any amounts which such Partner is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

          (b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently therewith.

     4.   "Agreement" means this Limited Partnership Agreement of Fiber Glass
           ---------
Systems, L.P.

     5.   "Available Funds" means Partnership cash on hand, as of the date of
           ---------------
the computation, including (without limitation) cash derived from Capital Contributions of the Partners made pursuant to the terms of this Agreement and all Partnership operating income.

     6.   "Book Value" means, with respect to any asset, the asset's adjusted
           ----------
basis for federal income tax purposes, except (a) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset, as determined by the General Partner; (b) the Book Value of all Partnership assets shall be adjusted in the event of a revaluation as provided in Section 3.6(d); (c) the Book Value of any Partnership asset distributed to
   --------------
any Partner shall be the fair market value of such asset on the date of distribution as determined by the General Partner; and (d) such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     7.   "Capital Account" means with respect to any Partner, the account
           ---------------
maintained for such Partner in a manner which the General Partner determines is in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

     8.   "Capital Contributions" means the total of all capital contributions
           ---------------------
of the Partners pursuant to Sections 3.1 and 3.2, including, but not limited to,
                            ------------     ---
the Initial Capital Contribution and the Additional Capital Contributions.

     9.   "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
to time.

     10.  "Depreciation" means, for each Fiscal Year or other period, an amount
           ------------
equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period (as a result of property contributions or adjustments to such values), Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

     11.  "Distributable Cash Flow" means cash available to the Partnership from
           -----------------------
any source (other than proceeds of liquidation) after (i) paying the ordinary and necessary expenses of the Partnership, (ii) paying any debts or liabilities of the Partnership to the extent required under any agreement with any lender or creditor (other than a Partner) and (iii) establishing reserves to meet current or reasonably expected obligations of the Partnership to the extent that the General Partner shall determine such reserves to be necessary or advisable.

     12.  "Fiscal Year" means the fiscal year of the Partnership as established
           -----------
in Section 8.2 hereof.
   -----------

     13.  "General Partner" means Tubo-FGS, Inc., a Delaware corporation, or any
           ---------------
successor in such capacity.

     14.  "Initial Capital Contribution" means, as to any Partner, any amount
           ----------------------------
contributed or required to be contributed to the capital of the Partnership by a Partner pursuant to Section 3.1.
                    -----------

     15.  "Limited Partner" or "Limited Partners" means FGS Acquisition Corp., a
           -------------------------------------
Texas corporation as successor in merger to Fiber Glass Systems, Inc., or any successor or successors to all or part of any such interest, or any additional limited partner of the Partnership, each in the capacity as a limited partner of the Partnership.

     16.  "Minimum Gain" means, with respect to all nonrecourse liabilities of
           ------------
the Partnership, the minimum amount of gain that would be realized by the Partnership if the Partnership disposed of the Partnership property subject to such liability in full satisfaction thereof computed in accordance with Treasury Regulations Section 1.704-2(d).

     17.  "Minimum Gain Share" means, for each Partner, such Partner's share of
           ------------------
Minimum Gain for the Fiscal Year (after taking into account any decrease in Minimum Gain for such year), such share to be determined under Treasury Regulations Section 1.704-2(g).

     18.  "Nonrecourse Deductions" means, for each Fiscal Year or other period,
           ----------------------
an amount of Partnership deductions that are characterized as "nonrecourse deductions" under Treasury Regulations Section 1.704-2(c).

     19.  "Officer" means any person appointed by the General Partner to serve
           -------
as an officer of the Partnership in accordance with Article 7.
                                                    ---------

     20.  "Partner" means the General Partner or one of the Limited Partners,
           -------
and "Partners" means such partners collectively.
     --------

     21.  "Partner Nonrecourse Debt" means any nonrecourse debt (as defined in
           ------------------------
Treasury Regulations Section 1.704-2(b)(4)) of the Partnership for which any Partner bears the economic risk of loss, in accordance with Treasury Regulations Sections 1.704-2(b)(4) and 1.752-2.

     22.  "Partner Nonrecourse Debt Minimum Gain" means, for each Partner, the
           -------------------------------------
amount of Minimum Gain for the Fiscal Year or other period attributable to such Partner's Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

     23.  "Partner Nonrecourse Deductions" means any Losses or other losses or
           ------------------------------
deductions of the Partnership that must be allocated to a Partner who bears the economic risk of loss for the partner nonrecourse liability to which the Losses or other losses or other deductions relate, determined in accordance with Treasury Regulations Section 1.704-2(i)(1).

     24.  "Partnership" means the Texas limited partnership formed pursuant to
           -----------
this Agreement.

     25.  "Partnership Interest" means, with respect to any Partner, all of such
           --------------------
Partner's ownership interest as a limited partner or general partner in the Partnership.

     26.  "Profits" and "Losses" means, for each Fiscal Year or other period, an
           -------       ------
amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

          (c) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value;

          (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation"
                                                                  ------------
     herein; and

          (e) Notwithstanding any other provision of this definition, any items which are specifically allocated pursuant to Section 5.2(c) shall not be
                                                  --------------
     taken into account in computing Profits and Losses.

     27.  "Sharing Ratio" means the percentage of ownership interest of a
           -------------
Partner in the Partnership at any particular time.

     28.  "Treasury Regulations" means the Income Tax Regulations promulgated
           --------------------
under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                                  ARTICLE 2.
                                 Organization

     Section 2.1    Formation

     The parties hereto hereby form a Texas limited partnership under and pursuant to the provisions of the Act.

     Section 2.2    Name, Place of Business and Office

     (a) The Partnership shall be conducted under the name and style of Fiber Glass Systems, L.P., although such business may be conducted under any other name to the extent required by local law. The Partnership shall maintain its principal office at the following address: 2835 Holmes Road, P.O. Box 808, Houston, Texas 77001. The General Partner may at any time change the location of the Partnership's office and may establish additional offices, if it deems it advisable. The General Partner shall promptly give the Partners written notice of any change in location of the principal office of the Partnership.

     (b) The General Partner shall serve as agent for service of process on the Partnership. The General Partner shall timely record an appropriate certificate of limited partnership in the proper records in the State of Texas and shall take such steps as are necessary to qualify the Partnership to conduct business in other states, as required by local law.

     Section 2.3    Purposes and Character of Business; Powers

     (a) The purposes and character of the business of the Partnership are as follows:

          (1)  to own and operate any kind of business;

          (2) to obtain financing for the operations of the Partnership's business or for the acquisition of real or personal property in accordance with the terms of this Agreement;

          (3) to sell, exchange, lease, sublease, exchange, transfer or otherwise dispose of all or any portion of any real personal property;

          (4) to hold, manage and operate all or any portion of the business assets;

          (5) to form subsidiary corporations, partnerships, joint ventures or limited liability companies in connection with any of the foregoing activities; and

          (6) to do any and all things necessary or desirable to carry out the foregoing activities and any other activity contemplated by this Agreement.

     (b) The Partnership shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Partnership. The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement. The Partnership shall not engage in any other business or activity.

     Section 2.4    Term

     The Partnership term shall commence on the effective date of this Agreement and shall continue in full force and effect until December 31, 2047, unless dissolved earlier pursuant to the provisions hereof.

                                  ARTICLE 3.
                              Partnership Capital

     Section 3.1    Initial Capital Contributions of the Partners

     Each of the Partners shall contribute cash or other property to the Partnership in the amount set forth as the Initial Capital Contribution of such Partner on Schedule 1 attached hereto and hereby made a part hereof. Such cash
           ----------
and property shall be the Initial Capital Contributions of the Partners to the Partnership.

     Section 3.2    Additional Capital Contributions of the Partners

     (a) If the General Partner reasonably determines that Available Funds are insufficient to satisfy projected needs of the Partnership, then in addition to the Initial Capital Contribution of the Partners required to be made pursuant to
Section 3.1, the General Partner may require that the Partners make one or more
-----------
additional capital contributions to the Partnership. Each Partner shall make an Additional Capital Contribution to the Partnership within ten (10) days following receipt of the demand therefor by the General Partner, pro rata in accordance with their respective Sharing Ratios.

     (b) If any Partner makes a payment directly to a creditor or another Partner in satisfaction of any indebtedness of the Partnership or any indemnity, guaranty or contribution obligation of such partner in respect of Partnership indebtedness, or if any collateral interest granted by such Partner to such creditor or other Partner to secure any such indebtedness shall be foreclosed and the proceeds of such foreclosure shall be applied to reduce or satisfy such indebtedness and any foreclosure related expenses, such Partner shall be deemed to have made a permitted Additional Capital Contribution equal to such amount and shall receive a credit to its Capital Account in the amount thereof.

     Section 3.3    Partnership Capital

     (a) Except as may be otherwise specifically provided in this Agreement, no Partner shall be paid interest on any Capital Contribution to the Partnership.

     (b) No Partner shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement.

     (c) Under circumstances involving a return of any Capital Contribution, no Partner shall have the right to receive property other than cash.

     Section 3.4    Liability of Partners

     (a) No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligation of the Partnership, except to the extent expressly provided herein or in the Act. No Partner shall be liable for the debts or liabilities of any other Partner.

     (b) No Partner shall be required to contribute to the capital of, or loan, the Partnership any funds other than as expressly required in this Agreement.

     (c) The General Partner shall not be liable for the return of all or any portion of the Capital Contributions of any Partner.

     Section 3.5    Loans by Partners

     Subject to obtaining any approvals required under this Agreement for the Partnership to borrow funds, any Partner may (but shall not be obligated to) at any time, upon obtaining the consent of each of the Partners, loan money to the Partnership to finance Partnership operations, to pay the debts and obligations of the Partnership, or for any other Partnership purpose. If any Partner lends funds to the Partnership, such Partner shall be entitled to receive interest on such loan at an interest rate to be agreed upon by such Partner and each of the Partners.

     Section 3.6    Capital Accounts

     (a) A Capital Account shall be established and maintained for each Partner.

     (b) A Partner's Capital Account shall be credited with (i) the amount of cash and the initial Book Value of any property contributed by such Partner to the Partnership, (ii) such Partner's allocable share of Profits, income and gain and (iii) the amount of any Partnership liabilities that are expressly assumed by such Partner or that are secured by any Partnership property distributed to such Partner.

     (c) A Partner's Capital Account shall be debited with (i) the amount of cash and the Book Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's allocable share of Losses, deductions and other losses and (iii) the amount of any liabilities of such Partner that are expressly assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

     (d) Upon the occurrence of certain events (as described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4) and 1.704-2), the
Partners may agree to increase or decrease the Capital Accounts of the Partners to reflect a revaluation of Partnership property on the Partnership's books.

     (e) The Capital Account of each Partner shall be determined after giving effect to all transactions which have been effected prior to the time when such determination is made giving rise to the allocation of Profits and Losses and to all contributions and distributions theretofore made. Any person who acquires a Partnership Interest directly from a Partner, or whose Partnership Interest shall be increased by means of a transfer to it of all or part of the interest of another Partner, shall have a Capital Account which includes the Capital Account balance of the Partnership Interest so acquired or transferred.

     (f) In the event that any Partner makes a loan to the Partnership, such loan shall not be considered a contribution to the capital of the Partnership and shall not increase the Capital Account of the lending Partner. Repayment of such loans shall not be deemed withdrawals from the capital of the Partnership.

     (g) Any fees, salary or similar compensation payable to a Partner pursuant to this Agreement shall be deemed a guaranteed payment for federal income tax purposes and not a distribution to such Partner for such purposes. Such payments to a Partner shall not reduce the Capital Account of such Partner, except to the extent of its distributive share of any Partnership Losses or other downward capital adjustment resulting from such payment.

     (h) From time to time the General Partner may make such modifications to the manner in which the Capital Accounts are computed to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 provided that such modification is not likely to have a material effect on the amounts distributable to any Partner pursuant to this Agreement.

     (i) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     (j) The General Partner shall be obligated to restore a deficit balance in its Capital Account upon dissolution of the Partnership or upon liquidation of its interest in the Partnership, whichever is earlier. No Limited Partner shall be obligated to restore a deficit balance in its Capital Account.

     Section 3.7    Sharing Ratios

     The initial Sharing Ratio of each Partner is set forth opposite its respective name on Schedule 1, attached hereto and hereby made a part hereof.
                   ----------

     Section 3.8    No Right to Priority of Return of Capital

     Except as otherwise expressly provided herein, no Partner shall have any priority over any other Partner as to the return of its contributions to capital or as to compensation by way of income.

                                  ARTICLE 4.
               Rights, Powers and Duties of the General Partner

     Section 4.1    Management and Control of the Partnership

     The General Partner shall have all the rights, powers and obligations of a general partner of a limited partnership under the Act. Except as otherwise provided in Section 4.3, the General Partner shall have the right and obligation
            -----------
to manage and control the business and affairs of the Partnership and to make the following decisions on behalf of the Partnership:

     (a) to sell, exchange, lease or otherwise transfer the assets of the Partnership, whether or not in the ordinary course of business;

     (b) to borrow money on behalf of the Partnership and to renew, extend, modify, rearrange, increase or refinance Partnership borrowings from time to time;

     (c) to mortgage, pledge, assign, encumber or grant security interests in Partnership assets, revenues and/or income;

     (d) to institute, prosecute, defend and settle any legal, arbitration or administrative actions or proceedings on behalf of or against the Partnership;

     (e) to acquire, lease, develop, hold, sell or improve any real or personal property or any interest therein;

     (f) to hire and terminate employees of the Partnership and engage the services of attorneys, consultants, accountants and other independent contractors;

     (g) to appoint, elect, remove and supervise the activities of the Officers of the Partnership and to designate appropriate compensation to be paid to each such Officer during his or her term, of office;

     (h)  to collect all payments due and owing to the Partnership;

     (i) to pay all expenses, debts and obligations of the Partnership, at such time or times and from any source of funds of the Partnership as the General Partner deems necessary or desirable;

     (j) to execute and deliver such documents on behalf of the Partnership as the General Partner may deem necessary or desirable for the Partnership's purposes and business;

     (k) to perform, or cause to be performed, all the Partnership's obligations under any agreement (including without limitation any loan documents) to which the Partnership or any nominee of the Partnership is a party, except to the extent such obligations may be inconsistent with other obligations of the General Partner under this Agreement;

     (l) to obtain and maintain any and all types of insurance coverage on the assets and business of the Partnership and to protect the General Partner against liability from third parties in such amounts as the General Partner may deem necessary or desirable;

     (m) to pay all taxes, assessments, and other impositions applicable to Partnership assets and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments or other impositions;

     (n) to determine the timing and amount of any distributions to the Partners, except as otherwise provided for in this Agreement;

     (o) to open and maintain bank accounts for the deposit of Partnership funds, with withdrawals to be made upon such signature or signatures as the General Partner may designate;

     (p) to make such elections as are necessary or desirable pursuant to the Code;

     (q) to act as "tax matters partner" for the Partnership in accordance with the applicable provisions of the Code;

     (r) to cause the management, operation and sale of the assets of the Partnership, and all other Partnership activities, to be performed in accordance with applicable laws; and

     (s)  to perform any and all acts, except as otherwise set forth in Section
                                                                        -------
4.3, reasonably deemed by the General Partner as necessary or desirable to
---
conduct the business and affairs of the Partnership.

     Section 4.2    Authority of the General Partner

     Any person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, concerning:

     (a)  the identity of the General Partner or any other Partner;

     (b) the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership;

     (c) the person or persons who are authorized to execute and deliver any instrument or document of the Partnership; or

     (d) any act or failure to act by the Partnership or concerning any other matter whatsoever involving the Partnership, or any Partner as it regards Partnership business.

     Section 4.3    Restrictions on the Authority of the General Partner

     Notwithstanding anything to the contrary contained in Section 4.1, without
                                                           -----------
the consent of the Limited Partner, the General Partner shall not have the power or authority:

     (a)  to dissolve and wind up the Partnership;

     (b)  to admit one or more additional or substituted Partners;

     (c)  to do any act in contravention of this Agreement; or

     (d) to do any act that would make it impossible to carry out the purposes and business of the Partnership, as set forth in Section 2.3.
                                                 -----------

     Notwithstanding anything to the contrary contained herein, the General Partner shall be prohibited from taking any action which would cause a third party reasonably to believe that any Limited Partner is a general partner of the Partnership.

     Section 4.4 Reimbursement of Expenses and No Compensation of the General Partner

     (a) The General Partner may be paid compensation for its services rendered in managing the business and affairs of the Partnership in an amount agreed upon by the General Partner and the Limited Partner.

     (b) Each Partner shall be entitled to reimbursement by the Partnership from time to time for all reasonable out-of-pocket expenses which are incurred by such Partner in connection with the business and affairs of the Partnership.

     Section 4.5 Devotion of Time

     The General Partner shall devote such time, services and efforts as may be reasonably necessary for the proper furtherance, management, operation, maintenance and care of the Partnership business and properties. The General Partner shall not be required to devote its entire time to the business of the Partnership.

     Section 4.6 Indemnification of the General Partner and Officers

     (a) To the fullest extent allowed by the Act and other applicable law, the Partnership shall indemnify, defend against and save harmless the General Partner and the Officers from, any expenses (including reasonable attorneys' fees and court costs), liabilities, claims, causes of action, losses or damages incurred by reason of any act or omission performed or omitted by the General Partner in good faith on behalf of the Partnership or the Limited Partners and in a manner reasonably believed by the General Partner or Officer to be within the scope of authority granted to it by this Agreement REGARDLESS OF WHETHER SUCH ACT OR OMISSION CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WITHER ACTIVE OR PASSIVE) OF THE GENERAL PARTNER OR ANY OFFICER and if such act or omission was performed at another time the General Partner reasonably believed the conduct was not opposed to the Partnership's best interests and was not unlawful.

     (b) The scope of the indemnification provided in this Section shall not be greater than that permitted pursuant to the provisions of Article 11 of the Act, and such provisions of the Act are incorporated herein in their entirety. The satisfaction of any indemnification under this Section shall be from and limited to Partnership assets, including insurance proceeds, if any, and no Limited Partner shall have any personal liability on account thereof.

     Section 4.7 Management by Limited Partner

     The Limited Partner shall not participate in the management or business of the Partnership, use its name in the Partnership's business or perform any actions prohibited to limited partners under the laws of the State of Texas or the laws of any other jurisdiction where the Partnership is qualified to conduct business. The Limited Partner shall not have the power to represent, act for, sign for or bind the General Partner or the Partnership. The Limited Partner hereby consents to the exercise by the General Partner of the powers and authority conferred on the General Partner by this Agreement.

     Section 4.8 Rights of Competition

     Each Partner, in its individual capacity or otherwise, and their respective principals and affiliates, shall be free to engage in conduct or participate in any business or activity whatsoever without any accountability, liability, or obligation whatsoever to the Partnership or to any other Partner. Any competing business or activity of a Partner may be undertaken with or without notice to or participation therein by any other Partner. Each Partner and the Partnership hereby waive any right or claim it may have against each other Partner with respect to any competing business or activity or the income or profits therefrom.

     Section 4.9 Transactions with Related Parties

     The General Partner may agree, contract or arrange with itself or any of its Affiliates in the name and on behalf of the Partnership, for the performance of services for the Partnership, and the payment of compensation therefor, in carrying out the business of the Partnership as if such parties were independent contractors, provided that the compensation for such services shall be (a) at rates comparable to the charges made to third parties for rendering comparable services in the geographical area where such services are performed and (b) paid only for actual services rendered to the Partnership.

                                   ARTICLE 5.
                         Distributions and Allocations

     Section 5.1 Distributions

     Except as otherwise provided in Section 9.2, Distributable Cash Flow shall
                                     -----------
be distributed at such time and in such amounts as the General Partner, acting in its sole discretion, may determine as follows: first to the Partners who have made Additional Capital Contributions pursuant to Section 3.2 pro rata in
                                                  -----------
accordance with such Additional Capital Contributions, and then to all of the Partners pro rata in accordance with their respective Sharing Ratios.

     Section 5.2 Allocations of Profits and Losses

     (a) Profits.  Except as provided in Sections 5.2(c) and 5.2(d), Profits for
         -------                         --------------------------
any Fiscal Year will be allocated in the following order:

         (1) First, to each Partner until the cumulative Profits allocated to such Partner under this Section 5.2(a)(1) equals the cumulative Losses
                             -----------------
     allocated to such Partner under Section 5.2(b)(2) for all prior periods;
                                     -----------------
     and

         (2) The balance, if any, to the Partners in proportion to their respective Sharing Ratios.

     (b) Losses. Except as provided in Section 5.2(c) and 5.2(d), Losses for any
         ------                        -------------------------
Fiscal Year will be allocated in the following order:

         (1) First, to each Partner until the cumulative Losses allocated to such Partner under this Section 5.2(b)(1) equals the cumulative Profits
                             -----------------
     allocated to such Partner under Section 5.2(a)(2) for all prior periods;
                                     -----------------
     and

         (2) The balance, if any, to the Partners in proportion to their respective Sharing Ratios.

     (c) Special Allocations. Except as otherwise provided in this Agreement,
         -------------------
the following special allocations will be made in the following order and priority:

         (1) Partnership Minimum Gain Chargeback.  Notwithstanding any other
             -----------------------------------
     provision of this Section, if there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, the Partners will be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods). The amount allocated to each Partner under this Section 5.2(c)(1) shall be
                                                     -----------------
     an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during such year or other period determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.2(c)(1) is
                                                       -----------------
     intended to comply with the partnership minimum gain chargeback requirements of the Treasury Regulations and the exceptions thereto and will be interpreted consistently therewith.

         (2) Partner Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding
             ------------------------------------------------
     any other provision of this Section (other than Section 5.2(c)(1) which
                                                     -----------------
     shall be applied first), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable year or other period for which allocations are made, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt (determined under Treasury Regulations Section 1.704-(2)(i)(5)) as of the beginning of the year shall be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in proportion to the portion of such Partner's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain with respect to such Partner Nonrecourse Debt that is allocable to the disposition of Partnership property subject to such Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(g). This Section is intended to comply with the partner nonrecourse debt minimum gain chargeback requirements of the Treasury Regulations and the exceptions thereto and shall be interpreted consistently therewith.

         (3) Qualified Income Offset.  A Partner who unexpectedly receives any
             -----------------------
     adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible.

         (4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year
             ----------------------
     or other period for which allocations are made will be allocated among the Partners in proportion to their respective Sharing Ratios in the Partnership.

         (5) Partner Nonrecourse Deductions.  Notwithstanding anything to the
             ------------------------------
     contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

         (6) Code Section 754 Adjustments.  To the extent an adjustment to the
             ----------------------------
     adjusted tax basis of any Partnership asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

         (7) Depreciation Recapture.  In the event there is any recapture of
             ----------------------
     Depreciation or investment tax credit, the allocation of gain or income attributable to such recapture shall be shared by the Partners in the same proportion as the deduction for such Depreciation or investment tax credit was shared.

         (8) Reallocation.  To the extent Losses allocated to a Partner would
             ------------
     cause the Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, the Losses will be reallocated to the General Partner. If the General Partner receives an allocation of Losses otherwise allocable to a Limited Partner in accordance with this Section, the General Partner shall be allocated Profits in subsequent Fiscal Years necessary to reverse the effect of such allocation of Losses. Such allocation of Profits (if any) shall be made before any allocations under Section 5.2(a) but after
                                                     --------------
     any other allocations under Section 5.2(c).
                                 --------------

         (9) Interest in Partnership.  Notwithstanding any other provision of
             -----------------------
     this Agreement, no allocation of Profit or Loss or item of Profit or Loss will be made to a Partner if the allocation would not have "economic effect" under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner's interest in the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv). The General Partner will have the authority to reallocate any item in accordance with this Section 5.2(c)(9).
                                  -----------------

     (d) Curative Allocations.  The allocations set forth in Sections 5.2(c)(1)
         --------------------                                ------------------
through (9) (the "Regulatory Allocations") are intended to comply with certain
         -
requirements of Treasury Regulations Section 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to further allocate Profits, Losses, and other items among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions would be divided among the Partners under Sections 5.1 and 8.2 but for application of the Regulatory Allocations.
      ------------     ---
In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Partners so that the net amount of the Regulatory Allocations and the special allocations to each Partner is zero. The General Partner will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

     (e) Tax Allocations - Code Section 704(c).  In accordance with Code Section
         -------------------------------------
704(c) and the related Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the initial Book Value. If the Book Value of any Partnership asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the related Treasury Regulations. Any elections or other decisions relating to allocations under this Section 5.2(e) will be made in any manner that the
                       --------------
General Partner determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

     (f) Other Allocation Rules. The following rules will apply to the
         ----------------------
calculation and allocation of Profits, Losses and other items:

         (1) Except as otherwise provided in the Agreement, all Profits, Losses and other items allocated to the Partners will be allocated among them in proportion to their Sharing Ratios.

         (2) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the related Treasury Regulations.

         (3) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, credit and other allocations not provided for in this Agreement will be divided among the Partners in the same proportions as they share Profits and Losses.

     (g) Partner Acknowledgment. The Partners agree to be bound by the
         ----------------------
provisions of this Section in reporting their shares of Partnership income and loss for income tax purposes.

     Section 5.3 Compliance with Code

     The foregoing provisions of this Article relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Notwithstanding anything to the contrary, nothing in this Article shall apply if it lacks "economic effect."

     Section 5.4 Allocations upon Transfer of Partnership Interest

     Profits or Losses attributable to any Partnership Interest which has been transferred during any Partnership Fiscal Year shall be allocated between the transferor and the transferee as follows:

     (a) For the days in such Fiscal Year prior to and including the date of the transfer, to the transferor.

     (b) For the days in such Fiscal Year subsequent to the date of the transfer, to the transferee.

                                   ARTICLE 6.
                     Transferability of Partner's Interest

     Section 6.1 Restrictions on Transfer of Interest of a Partner

     (a) No Partner shall withdraw or retire from the Partnership, substitute any person in its stead or sell, exchange, transfer, give, assign, pledge, hypothecate, mortgage or dispose of all or any portion of its Partnership Interest. Any such prohibited withdrawal, sale, exchange, transfer, gift, assignment, pledge, hypothecation, mortgage or disposition shall be void and shall result in an automatic dissolution of the Partnership subject to the provisions of Section 9.1.
              -----------

     (b) Notwithstanding anything to the contrary contained herein, unless all of the Partners shall consent, no Partner may sell, transfer or assign all or any portion of its Partnership Interest if such sale, transfer or assignment:

         (1) when added to the total of all other sales, transfers or assignments of Partnership Interests within the preceding twelve (12) months, would result in the Partnership being considered to have terminated within the meaning of Code Section 708;

         (2) would otherwise cause the Partnership to lose its status as a partnership for federal income tax purposes; or

         (3) would violate any federal securities laws or any applicable state securities laws (including suitability standards).

     Section 6.2 Assignees

     (a) The Partnership shall not recognize for any purpose any purported sale, assignment or transfer of all or any fraction of the interest of a Partner unless the provisions of this Article 6 have been satisfied, all costs of such
                              ---------
assignment have been paid by the assigning Partner, such sale, assignment or transfer is exempt from registration under the Securities Act of 1933, as amended, the Texas Securities Act, as amended, and the securities act of any other state and there is delivered to the General Partner, if requested by the General Partner, an opinion of counsel reasonably satisfactory to the General Partner with respect thereto, and there is filed with the Partnership a written and dated notification of such sale, assignment or transfer, in form satisfactory to the General Partner, executed by both the seller, assignor or transferor and the purchaser, assignee or transferee and such notification (1) contains the acceptance by the purchaser, assignee or transferee of and agreement to be bound by all the terms and provisions of this Agreement and (2) represents that such sale, assignment or transfer was made in accordance with all applicable securities laws and regulations (including suitability standards). Any sale, assignment or transfer shall be recognized by the Partnership as effective on the date of such notification if the date of such notification is within fifteen (15) days of the date on which such notification is filed with the Partnership, and otherwise shall be recognized as effective on the date such notification is filed with the Partnership.

     (b) Any Partner who assigns all its interest in the Partnership shall cease to be a Partner, except that, unless and until a substituted Partner has been admitted into the Partnership, such assigning Partner shall retain the statutory rights of the assignor of a partner's interest under the Act.

     (c) A person who is the assignee of all or any fraction of the interest of a Partner, but does not become a substituted Partner, and desires to make a further assignment of such interest, shall be subject to all the provisions of this Article to the same extent and in the same manner as any Partner desiring to make an assignment of its interest.

     Section 6.3 Substituted Partners

     (a) No Partner shall have the right to substitute in its place a purchaser, assignee, transferee, donee, heir, legatee or other recipient of all or any portion of the Partnership Interest of such Partner. Any such purchaser, assignee, transferee, donee, legatee, distributee or other recipient of an interest shall be admitted to the Partnership as a substituted Partner only with the consent of each of the Partners, which consent may be granted or withheld by any Partner in it sole discretion.

     (b) No person shall become a substituted Partner until such person has satisfied the requirements of this Article 6; provided, however, that for the
                                   --------
purpose of allocating Profits, Losses and other items, and distributing cash available for distribution, a person shall be treated as having become, and as appearing in the records of the Partnership as, a Partner, as the case may be, on such date as the sale, assignment or transfer to such person was recognized by the Partnership pursuant to Section 6.2.
                               -----------

                                  ARTICLE 7.
                                   Officers

     Section 7.1 Number

     The principal Officers of the Partnership shall consist of any or all of the following: the President and Chief Executive Officer, Treasurer, one or more Vice Presidents and the Secretary, and such other Officers and agents as may be deemed necessary and elected or appointed by the General Partner, at such time and in such manner and for such terms as the General Partner may prescribe. Any two or more offices may be held by the same person.

     Section 7.2 General Duties

     All Officers and agents of the Partnership, as between themselves and the Partnership, shall have such authority, perform such duties and manage the Partnership as may be provided in this Agreement or as may be determined by the General Partner not inconsistent with this Agreement.

     Section 7.3    Election, Term of Office and Qualifications

     (a) The Officers shall be chosen by the General Partner. Each Officer shall hold office until a successor is chosen and qualified or until the death, resignation, or removal of such Officer.

     (b) The initial President and Chief Executive Officer of the Partnership shall be John F. Lauletta. The initial Vice President and Treasurer of the Partnership shall be Joseph C. Winkler. The initial Vice-President and Secretary of the Partnership shall be James F. Maroney, III. The initial vice-Presidents of the Partnership shall be William Burnett and Kenneth L. Nibling. The initial Vice-President, Assistant Treasurer and Assistant Secretary of the Partnership shall be Martin I. Greenberg. The initial Assistant Treasurer of the Partnership shall be Warren E. Moore. The initial Assistant Secretary of the Partnership shall be Vincent J. Gillespie.

     Section 7.4 Removal

     Any Officer or agent appointed by the General Partner may be removed (with or without cause) by the General Partner whenever in its sole judgment the best interests of the Partnership will be served by such removal.

     Section 7.5 Resignation

     Any Officer may resign at any time by giving written notice to the General Partner, the President and Chief Executive Officer, the President or the Secretary. Such resignation shall take effect at the time specified in the notice, and, unless otherwise specified in the notice, the acceptance of such resignation shall not be necessary to make it effective. Such resignation shall be without prejudice to the contract rights, if any, of the Partnership.

     Section 7.6 Vacancies

     Any vacancy in any office because of death, resignation, removal or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in this Agreement for election or appointment to such office.

     Section 7.7 The President and Chief Executive Officer

     The President and Chief Executive Officer shall have active, executive management of the business and operations of the Partnership, subject, however, to the control of the General Partner. The President and Chief Executive Officer shall, in general, perform all duties incident to the offices of President and Chief Executive Officer and such other duties as from time to time may be assigned by the General Partner.

     Section 7.8 The Vice Presidents

     Each Vice President shall have such powers and perform such duties as the General Partner may from time to time prescribe or as the President and Chief Executive Officer may from time to time delegate to such officer. At the request of the President and Chief Executive

Officer, any Vice President may temporarily act in place of the President. In the case of the death, absence, or inability to act of the President, the General Partner may designate any Vice President to perform the duties of the President. The General Partner may appoint different types of vice presidents with different day-to-day management responsibility over the operations of the Partnership, including but not limited to the power to employ persons to accomplish the purposes of the Partnership.

     Section 7.9  The Secretary

     The Secretary shall keep or cause to be kept in books provided for that purpose, minutes of the meetings of the Partners; shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and, in general, shall perform all duties incident to the office of the secretary and such other duties as may from time to time be assigned by the General Partner or the President and Chief Executive Officer.

     Section 7.10 The Treasurer

     The Treasurer shall be the principal financial officer of the Partnership; shall have charge and custody of and be responsible for all funds of the Partnership and deposit all such funds in the name of the Partnership in such banks, trust companies or other depositories as shall be selected by the General Partner; shall receive and give receipts for moneys due and payable to the Partnership from any source; and, in general, shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned by the General Partner, the President and Chief Executive officer. The Treasurer shall render to the President and Chief Executive Officer and the General Partner, whenever the same shall be required, an account of all transactions accomplished as Treasurer and of the financial condition of the Company. The Treasurer shall, if required to do so by the General Partner, give the Partnership a bond in such amount and with such surety or sureties as may be ordered by the General Partner, for the faithful performance of the duties of office and for the restoration to the Partnership, in the case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind belonging to the Partnership which are held or controlled by the Treasurer.

     Section 7.11 Indemnification

     The Officers shall be indemnified by the Partnership to the extent and in the manner described in Section 4.6.
                        -----------

                                   ARTICLE 8.
         Books and Records; Accounting; Reporting; Tax Elections; Etc.

     Section 8.1  Books and Records

     The books and records of the Partnership shall be maintained by the General Partner or the Secretary at the principal office of the Partnership and shall be available for examination at such office by any Partner or its duly authorized representatives during regular business hours.

Any Partner, at its own expense, may cause an audit of the books and records of the Partnership during regular business hours and shall furnish a written report thereof to the other Partners.

     Section 8.2 Accounting Basis for Tax Reporting Purposes; Fiscal Year

     The books and records of the Partnership shall be kept on such method of reporting for tax and financial reporting purposes as the General Partner shall select. The Fiscal Year of the Partnership shall be the 52 or 53 week year, as the case may be, ending on the last Sunday of January of each year.

     Section 8.3 Reports

     Within seventy-five (75) days after the end of each Fiscal Year, the General Partner shall cause the Partnership to send to each Partner a copy of each federal income tax return of the Partnership for the Fiscal Year that ended, together with such other tax information as shall be necessary for the preparation by each Partner of its federal and state income tax return.

                                   ARTICLE 9.
          Dissolution, Liquidation and Termination of the Partnership

     Section 9.1 Events Causing Dissolution

     (a) The Partnership shall be dissolved upon the happening of any of the following events:

         (1) the expiration of its term;

         (2) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership or the General Partner to be bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom;

         (3) the sale, condemnation or other disposition of all or substantially all of the Property;

         (4) the election to dissolve the Partnership by all of the Partners;

         (5) the withdrawal or removal by a Partner or sale, exchange, transfer, gift, assignment, pledge, hypothecation, mortgage or disposition of any Partner's Partnership Interest contrary to the provisions of Article 6 of
                                                                  ---------
     this Agreement; or

         (6) the entry of a decree of judicial dissolution under the Act.

     (b) Dissolution of the Partnership shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until there has been a winding up of the Partnership's business and affairs, and the assets of the Partnership have been distributed as provided in Section 9.2.
   -----------

     (c) Notwithstanding anything in Section 9.l(a), if a dissolution of the
                                     --------------
Partnership would otherwise occur due to the occurrence of an event of dissolution under Section 9.1(a)(2) or 9.1(a)(5), the Partnership may be
                  -----------------    ---------
reconstituted if either (i) there remains at least one General Partner and such remaining General Partner or General Partners elect to continue the business of the Partnership or (ii) within ninety (90) days of such event of dissolution all remaining Partners agree in writing to continue the business of the Partnership and, to the extent they desire, or if there is no remaining General Partner, the Limited Partners agree to the appointment, effective as of the date of such event of dissolution of one or more new General Partners.

     Section 9.2  Liquidation; Sale of Substantially all of the Assets

     (a) Upon dissolution of the Partnership, the General Partner may cause any part or all of the Partnership assets to be sold in such manner as the General Partner shall reasonably determine in an effort to obtain the best prices for such assets (provided, however, that the General Partner may distribute Partnership assets in kind to the Partners to the extent practicable). During the liquidation period, the General Partner shall have the right to continue to operate and otherwise to deal with Partnership property to the same extent the General Partner has such right prior to dissolution of the Partnership. In the event that the sole remaining General Partner has dissolved, withdrawn or becomes bankrupt or legally incapacitated, the Limited Partner may, within 30 days after any such occurrence, appoint a person to perform the functions of the General Partner in liquidating the assets of the Partnership and winding up its affairs.

     (b) In settling accounts after dissolution, the assets of the Partnership shall be paid or distributed in the following order:

          (1) to third party creditors, in the order of priority as provided by law;

          (2) then, to the Partners for any unreimbursed costs and expenses owing to the Partners pursuant to this Agreement;

          (3) then, to the repayment of any loans, with interest, made by any Partner to the Partnership, and if more than one Partner has any outstanding loans owing from the Partnership, such repayment shall be made, pro rata, in accordance with the total amount outstanding to each Partner;

          (4) then, an amount equal to the then remaining positive balances in the Capital Accounts of the Partners shall be distributed to the Partners in proportion to the amount of such balances; and

          (5) then, any remainder shall be distributed to the Partners, pro rata, in accordance with their respective Sharing Ratios.

     Section 9.3  Distributions in Kind

     If any assets of the Partnership are distributed in kind pursuant to this Agreement, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as the Partners would have been entitled to cash distributions if such property had been sold for cash at its fair market value and the net proceeds thereof distributed to the Partners. In the event that distributions in kind are made to the Partners upon dissolution and liquidation of the Partnership, the Capital Account balances of such Partners shall be adjusted to reflect the Partners' allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

                                  ARTICLE 10.
                               Power of Attorney

     Section 10.1   Appointment of the General Partner as Attorney-in-Fact

     (a) The Limited Partner, by the execution of this Agreement, irrevocably constitutes and appoints the General Partner, its true and lawful agent and attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents, instruments and conveyances that may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including without limitation:

          (1) all certificates and other instruments, including, but not limited to, counterparts of this Agreement, and any amendment thereof that the General Partner deems appropriate to qualify or continue the Partnership as a partnership or a partnership in which the Limited Partner will have limited liability comparable to, that provided by the Act, in the jurisdictions in which the Partnership may conduct business;

          (2) any amendment, supplement or restatement of this Agreement approved by the Partners in accordance with Section 11.12;
                                                 -------------

          (3) any amendment to this Agreement to reflect the withdrawal, addition or substitution of a Partner other than the General Partner pursuant to this Agreement;

          (4) all instruments that the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

          (5) all conveyances and other instruments that the General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

     (b) The appointment of the General Partner by the Limited Partners as agent and attorney-in-fact shall be deemed irrevocable and to be a power coupled with an interest and shall survive the legal incapacity of any person hereby giving such power and the transfer or assignment of all or any part of the Partnership Interest of such person; provided, however, that in the event of the transfer by a Limited Partner of all its interest, the foregoing power of attorney shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a limited partner, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

                                  ARTICLE 11.
                           Miscellaneous Provisions

     Section 11.1  Address for Notices

     All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to the parties at the addresses set forth herein or at such other addresses as the Partner may hereafter specify in writing. Such notices may be delivered by hand or by telex, telegram or telecopy, or may be mailed, postage prepaid, by certified or registered mail, by a deposit in a depository for the receipt of mail regularly maintained by the United States Postal Service. All notices which are hand delivered or delivered by telex, telegram or telecopy shall be deemed given on the date of delivery. All notices which are mailed in the manner provided above shall be deemed given three (3) days after being mailed.

     Section 11.2  Additional Documents and Acts

     In connection with this Agreement, as well as all transactions contemplated by this Agreement, the Partners agree to execute such additional documents and papers, and to perform and do such additional acts as may be necessary and proper to effectuate and carry out all of the provisions of this Agreement.

     Section 11.3  Assumed Name

     The Partners shall execute and file all assumed name certificates required by applicable law.

     Section 11.4  Qualification in Foreign Jurisdictions

     The Partners shall take such steps as are necessary or desirable to allow the Partnership to conduct business in any jurisdiction where the Partnership desires to conduct business.

     Section 11.5  Applicable Law

     This Agreement and the rights of the Partners shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to conflict of law principles. With respect to all matters not expressly provided for in this Agreement, the Act and other applicable partnership laws of the State of Texas shall apply and control. In the event that any provision in this Agreement conflicts with the Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

     Section 11.6  Waiver of Action for Partition by Partners

     Each Partner irrevocably waives during the term of the Partnership any right which it may have to maintain any action for partition with respect to any asset of the Partnership.

     Section 11.7  Creditors Not Benefitted

     Nothing in this Agreement is intended to nor shall it benefit any creditor of the Partnership. No creditor of the Partnership will be entitled to require the General Partner to solicit or accept any loan or Additional Capital Contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise.

     Section 11.8  Numbers and Gender

     Where the context so indicates, the masculine shall include feminine and neuter, and the neuter shall include the masculine and feminine, the singular shall include the plural and any reference to a "person" shall mean a natural person or a corporation, association, partnership, joint venture, estate, trust or any other entity.

     Section 11.9  Binding Effect

     Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Partners, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

     Section 11.10 Entire Agreement

     This Agreement constitutes all of the understandings and agreements of whatsoever kind and nature existing between the Partners with respect to the subject matter contained herein and supersedes all prior agreements and undertakings with respect thereto.

     Section 11.11 Place of Performance

     The obligations of the parties hereto are performable in Harris County, Texas.

     Section 11.12 Amendment

     Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented or restated only by a written agreement executed by each of the Partners; provided, however, that the General Partner may amend the Agreement to reflect the admission of new Limited Partners pursuant to Section
                                                                       -------
6.3 without the consent of any other Partner.
---

     Section 11.13  Severability

     If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by applicable law.

     Section 11.14  Sections

     Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

     Section 11.15  Captions

     The titles and captions contained herein are for convenience only and shall not be deemed part of the context of this Agreement.

     Section 11.16  No Waiver

     No waiver, express or implied, by any Partner of any breach or default by any other Partner in the performance by the other Partner of its obligations hereunder shall be deemed or construed to be a waiver of any other breach or default under this Agreement. Failure on the part of any Partner to complain of any act or omission of any other Partner, or to declare such other Partner in default irrespective of how long such failure continues, shall not constitute a waiver hereunder. No notice to or demand on a defaulting Partner shall entitle such defaulting Partner to any other or further notice or demand in similar or other circumstances.

     Section 11.17  Additional Remedies

     Unless the context requires otherwise, the rights and remedies of the Partners hereunder shall not be mutually exclusive so that the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

     Section 11.18  U.S. Dollars

     All references in this Agreement to dollar amounts shall refer to United States currency.

     Section 11.19  Approvals

     Except where otherwise indicated, all approval, consent and other similar rights of the General Partner or of the Limited Partners pursuant to this Agreement may be exercised by such parties, and such approvals and consents may be granted or denied by such parties, in their sole and absolute discretion.

     Section 11.20  Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              GENERAL PARTNER:
                              ---------------


                              TUBO-FGS, INC., a Delaware corporation



                              By: /s/ J.F. Maroney, III
                                 ----------------------
                              Name:  J.F. MARONEY, III
                              Title: Vice President


                              LIMITED PARTNER:
                              ---------------

                              FGS Acquisition Corp., a Texas corporation as successor in merger to Fiber Glass Systems, Inc.


                              By: /s/ Martin I. Greenberg
                                 ------------------------
                              Name:  MARTIN I. GREENBERG
                              Title: Vice President

                           FIBER GLASS SYSTEMS, L.P.


                                  SCHEDULE 1



  Names, Addresses, Capital Contributions and Sharing Ratios of the Partners

Name and Address                        Initial Capital                      Sharing
of General Partner                       Contributions                        Ratios
------------------                       -------------                        ------
Tubo-FGS, Inc.                            $__________                           1%
2835 Holmes Road
P. O. Box 808
Houston, Texas  77001

Name and Address
of Limited Partner
------------------------------

FGS Acquisition Corp.                     $__________*                         99%
2835 Holmes Road                                                             -------
P. O. Box 808
Houston, Texas  77001

TOTAL                                     $                                  100.00%
                                          ===========                        =======


     *Real Property, leases, inventory, furniture and fixtures, leasehold improvements, equipment and other assets valued at approximately $__________.